Exhibit 4.2

Equity Award Rules

Woodside Energy Group Ltd

ACN 004 898 962

Last updated on 22 February 2024

Equity Award Rules

INTRODUCTION

The purpose of these Rules is to allow the Board to make Offers of Incentive Securities to Eligible Employees.

These Rules outline the terms and conditions upon which Offers will be made, including:

•	the process for making and accepting Offers (Part A);

•	the type of securities that may be offered (being Rights, Options, Restricted Shares and Units) (Part B); and

•	the general terms and conditions that apply to Incentive Securities (Part C).

Capitalised terms are defined in Part D of these Rules.

PART A

1	Offers of Incentive Securities

1.1	Board to make invitations

(a)	The Board may, from time to time, in its discretion invite Eligible Employees to participate in a grant of Incentive Securities (Offer).

(b)	Offers will be made on the terms set out in these Rules and/or on any additional or alternative terms as the Board determines, as specified in the terms of an Offer.

1.2	Information to be provided to Participants

(a)	Without limiting the Board’s discretion, the terms of the Offer to an Eligible Employee may include the following information:

(1)	the type and number of Incentive Securities being offered, or the method by which the number will be calculated;

(2)	the amount (if any) that will be payable for the grant of Incentive Securities;

(3)	any Vesting Conditions, including any Vesting Period;

(4)	information relating to the exercise of an Option or Right (where exercisable), including any Exercise Price payable and the period(s) during which it may be exercised;

(5)

the circumstances in which Rights, Options and/or Units may lapse, Shares (including Restricted Shares) allocated under these Rules may be forfeited, a Participant’s entitlement to Incentive Securities may be reduced or where any other benefits received in connection with an award under these Rules may be reduced or forfeited;

(6)	how Incentive Securities may be treated if the Eligible Employee ceases employment with a Group company; and

(7)	any restrictions (including the period of restriction) on Dealing in relation to a Restricted Share or Share allocated to the Eligible Employee under these Rules.

(b)

An Offer of Restricted Shares made to an Eligible Employee in Australia must specify if all or part of the Offer is made as a salary sacrifice offer under rule 4.2 or as a tax-exempt offer under rule 4.3.

1.3	Acceptance of Offer

(a)	Acceptance of an Offer must be made by the Eligible Employee in accordance with the instructions that accompany the Offer, or in any other way the Board determines.

(b)

The Board may, at its discretion, refuse to allow the participation of an Eligible Employee where that Eligible Employee ceases to be an Eligible Employee, or ceases to satisfy any other conditions imposed by the Board, before the grant is made.

(c)

Nothing limits the Board’s discretion to deem the conduct of an Eligible Employee in respect of an Offer (including the failure of an Eligible Employee to lodge an election not to participate within the time specified in the instructions accompanying the Offer) as valid acceptance of that Offer under these Rules.

(d)

The Board may revoke an Offer given to an Eligible Employee prior to the date specified for the acceptance of the Offer or the grant being made, whichever is later, and such Offer will be deemed never to have been made.

1.4	Offer terms and conditions take precedence

To the extent of any inconsistency, the terms and conditions advised to an Eligible Employee in an Offer will prevail over any other provision of these Rules.

PART B

2	Rights

2.1	Grant

(a)

Where an Eligible Employee has validly accepted an Offer to participate in a grant of Rights, the Board must, subject to its discretion under rules 1.3(b) and 1.3(d), grant Rights to the Eligible Employee.

(b)

If the grant under rule 2.1(a) would arise in a period where Dealings by an Eligible Employee would be prohibited or the Board determines that the grant of Rights would otherwise be inappropriate in the circumstances, the Board may determine that the grant will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that the grant will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(c)	Unless the Board determines otherwise or the Offer specifies otherwise:

(1)	no payment is required for the grant of a Right;

(2)	Rights may not be registered in any name other than that of the Eligible Employee; and

(3)	where the Offer is made to an Eligible Employee in Australia, subdivision 83A-C of the Tax Act applies to the Rights (subject to the requirements of the Tax Act).

2.2	Vesting

(a)

Subject to rule 8 and any express rule to the contrary, a Right will only Vest (and if applicable, become exercisable) where each Vesting Condition, and all other relevant conditions advised to the Participant by the Board pursuant to rule 1.2, have been satisfied or otherwise waived by the Board.

(b)	Vesting occurs upon notification from the Company (or its delegate) to the Participant that a Right has Vested pursuant to this rule 2.2.

(c)

Where a Right is exercisable, the exercise of the Right must be effected in the form and manner determined by the Board and notified to the Participant. If an exercisable Right is not exercised (or otherwise surrendered by the Participant) by the end of the exercise period or expiry date specified in the terms of an Offer, the Right will be automatically exercised on that date except as otherwise provided in the Offer.

(d)

If the Vesting or exercise of a Right would arise in a period where Dealings by a Participant would be prohibited or the Board determines that the Vesting or exercise of a Right would otherwise be inappropriate in the circumstances, the Board may determine that Vesting or exercise will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that Vesting or exercise will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(e)

At the time an Offer is made or at any time prior to Vesting or exercise (if applicable) of the Right, the Board may determine that the Vesting (and if applicable, exercise) of some or all Rights will be satisfied by:

(1)	an allocation of Shares; and/or

(2)	a cash payment under rule 2.4.

If no determination is made, the Vesting (and, if applicable, exercise) of a Right will be satisfied by the Company allocating Shares to the Participant pursuant to rule 2.3.

(f)	The Participant has no entitlement to receive a Share or a cash payment under rule 2.2(e) until the Rights have Vested, and, if applicable, been exercised.

2.3	Allocation

(a)

Subject to rules 2.3(b) and 2.3(c), where Vesting (and if applicable, exercise) of a Right will be satisfied by an allocation of Shares under rule 2.2(e), as soon as practicable following Vesting (and if applicable, exercise) of a Right, the Board must issue to, procure the transfer to, or procure the setting aside for, the Participant the number of Shares in respect of which Rights have Vested or been exercised (as applicable). No further action is required on the part of the Participant.

(b)

Subject to rule 2.2(e), in the case of Rights held by or on behalf of a Participant who is a Director, Vested (and if applicable, exercised) Rights must be satisfied by Shares that have been purchased on-market, unless:

(1)	no shareholder approval is required under the Listing Rules in respect of the Director’s participation in the Offer; or

(2)	shareholders have approved the Director’s participation in the Offer to the extent required under the Listing Rules.

(c)

If the allocation of a Share would arise in a period where Dealings by a Participant would be prohibited or the Board determines that the allocation of a Share would otherwise be inappropriate in the circumstances, the Board may determine that allocation will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that the allocation will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

2.4	Payment of cash equivalent

(a)

Where the Board determines under rule 2.2(e) to make a cash payment to a Participant in lieu of an allocation of Shares, the Company must, as soon as practicable following Vesting (and, if applicable, exercise) of a Right, pay to the Participant an amount determined under rule 2.4(b) in Australian dollars (or any other currency determined by the Board in its discretion).

(b)

Unless otherwise specified in the terms of an Offer, the amount of the cash payment referred to in rule 2.4(a) will be calculated by multiplying the number of Shares underlying the Rights that the Board determines will be settled by making a cash payment by the Current Market Price.

(c)

If the Board determines that the payment under rule 2.4(a) is to be made in a currency other than Australian dollars, unless the Board determines otherwise, the foreign exchange rate applied will be the average closing exchange rate of the relevant currency for the 5 days prior to the date of Vesting (or, if applicable, exercise).

2.5	Lapse or automatic exercise of Rights

A Right will lapse upon the earliest to occur of:

(a)

15 years after the date on which the Right was granted to the Participant, or any date specified as the expiry date in the Offer, other than a Vested but unexercised Right which will be automatically exercised on the applicable expiry date;

(b)	the Right lapsing in accordance with a provision of these Rules (including in accordance with a term of an Offer);

(c)	the failure to meet a Vesting Condition or any other condition applicable to the Right within the Vesting Period; or

(d)	the receipt by the Company of a notice in writing from a Participant to the effect that the Participant has elected to surrender the Right.

3	Options

3.1	Grant

(a)

Where an Eligible Employee has validly accepted an Offer to participate in a grant of Options, the Board must, subject to its discretion under rules 1.3(b) and 1.3(d), grant Options to the Eligible Employee.

(b)

If the grant under rule 3.1(a) would arise in a period where Dealings by an Eligible Employee would be prohibited or the Board determines that the grant of Options would otherwise be inappropriate in the circumstances, the Board may determine that the grant will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that the grant will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(c)	Unless the Board determines otherwise or the Offer specifies otherwise:

(1)	no payment is required for the grant of an Option;

(2)	Options may not be registered in any name other than that of the Eligible Employee; and

(3)	where the Offer is made to an Eligible Employee in Australia, subdivision 83A-C of the Tax Act applies to the Options (subject to the requirements of the Tax Act).

3.2	Vesting

(a)

Subject to rule 8 and any express rule to the contrary, an Option will only Vest and become exercisable where each Vesting Condition, and all other relevant conditions advised to the Participant by the Board pursuant to rule 1.2, have been satisfied or otherwise waived by the Board.

(b)	Vesting occurs upon notification from the Company (or its delegate) to the Participant that an Option has Vested pursuant to this rule 3.2.

(c)

The exercise of an Option must be effected in the form and manner determined by the Board and, subject to rule 3.4, must be accompanied by payment of the relevant Exercise Price (if any) either in cleared funds or via any cashless exercise mechanism. The Company will notify the Participant of the process for exercise of Options that Vest, including any cashless exercise mechanism available to the Participant.

(d)

If the Vesting or exercise of an Option would arise in a period where Dealings by a Participant would be prohibited, or the Board determines that the Vesting or exercise of an Option would otherwise be inappropriate in the circumstances, the Board may determine that Vesting or exercise will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that Vesting or exercise will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(e)	At the time an Offer is made or at any time prior to exercise of the Option, the Board may determine that the exercise of some or all Options will be satisfied by:

(1)	an allocation of Shares; and/or

(2)	a cash payment under rule 3.4.

If no determination is made, the exercise of an Option will be satisfied by the Company allocating Shares to the Participant pursuant to rule 3.3.

(f)	The Participant has no entitlement to receive a Share or a cash payment under rule 3.2(e) until the Options have been exercised.

3.3	Allocation following exercise

(a)

Subject to rules 3.3(b) and 3.3(c), where exercise of an Option will be satisfied by an allocation of Shares under rule 3.2(e), as soon as practicable following the exercise of an Option, the Board must issue to, procure the transfer to, or procure the setting aside for, the Participant the number of Shares in respect of which Options have been exercised (adjusted as appropriate where a cashless exercise mechanism has been utilised by the Participant). No further action is required on the part of the Participant.

(b)	Subject to rule 3.2(e), in the case of Options held by or on behalf of a Participant who is a Director, Vested Options must be satisfied by Shares that have been purchased on-market, unless:

(1)	no shareholder approval is required under the Listing Rules in respect of the Director’s participation in the Offer; or

(2)	shareholders have approved the Director’s participation in the Offer to the extent required under the Listing Rules.

(c)

If the allocation of a Share would arise in a period where Dealings by a Participant would be prohibited or the Board determines that the allocation of a Share would otherwise be inappropriate in the circumstances, the Board may determine that allocation will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that the allocation will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

3.4	Payment of cash equivalent

(a)

Where the Board determines under rule 3.2(e) to make a cash payment to a Participant in lieu of an allocation of Shares, the Company must, as soon as practicable following the exercise of an Option, pay to the Participant an amount determined under rule 3.4(b) in Australian dollars (or any other currency determined by the Board in its discretion).

(b)

Unless otherwise specified in the terms of an Offer, the amount of the cash payment referred to in rule 3.4(a) will be calculated by multiplying the number of Shares underlying the Options that the Board determines will be settled by making a cash payment by the Current Market Price, less any Exercise Price that would otherwise have been payable in respect of those Options.

(c)

If the Board determines that the payment under rule 3.4(a) is to be made in a currency other than Australian dollars, unless the Board determines otherwise, the foreign exchange rate applied will be the average closing exchange rate of the relevant currency for the 5 days prior to the date of exercise of the Options.

3.5	Lapse or automatic exercise of Options

An Option will lapse upon the earliest to occur of:

(a)

15 years after the date on which the Option was granted to the Participant, or any date specified as the expiry date in the Offer (unless the Board determines that the Options will be exercised on the expiry date by way of a cashless exercise mechanism);

(b)	the Option lapsing in accordance with a provision of these Rules (including in accordance with a term of an Offer);

(c)	the failure to meet a Vesting Condition or any other condition applicable to the Option within the Vesting Period; or

(d)	the receipt by the Company of a notice in writing from a Participant to the effect that the Participant has elected to surrender the Option.

4	Restricted Shares

4.1	Allocation

(a)

Where an Eligible Employee has validly accepted an Offer to participate in an allocation of Restricted Shares, the Board must, subject to its discretion under rules 1.3(b), 1.3(d) and 4.1(b), allocate Restricted Shares to the Eligible Employee in accordance with any timeframe specified in the Offer by either:

(1)	issuing Restricted Shares to;

(2)	procuring the transfer of Restricted Shares to; or

(3)	procuring the setting aside of Restricted Shares for,

the Eligible Employee.

(b)

If the allocation of a Restricted Share would arise in a period where Dealings by a Participant would be prohibited or the Board determines that the allocation of a Restricted Share would otherwise be inappropriate in the circumstances, the Board may determine that the allocation will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that the allocation will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(c)	Unless the Board determines otherwise or the Offer specifies otherwise:

(1)	no payment is required for the allocation of a Restricted Share (other than a Restricted Share purchased pursuant to rule 4.2); and

(2)	Restricted Shares may not be registered in any name other than that of the Eligible Employee or the Trustee.

4.2	Restricted Shares purchased by salary sacrifice by Eligible Employees in Australia

Notwithstanding anything else in these Rules, the following provisions apply in respect of Offers of Restricted Shares made to Eligible Employees in Australia pursuant to this rule 4.2:

(a)	such Offers constitute Offers made under a separate salary sacrifice provision of these Rules;

(b)	subdivision 83A-C of the Tax Act applies to such Offers (subject to the requirements of the Tax Act); and

(c)

such Offers must allow a Participant to agree to acquire Restricted Shares in return for a reduction in the Participant’s pre-tax remuneration that would not have happened apart from that Offer of not more than A$5,000 per year ending 30 June (or such other amount specified by subsection 83A-105(4) of subdivision 83A-C of the Tax Act to be the maximum amount of discount to which that subsection can apply).

4.3	Restricted Shares allocated to Eligible Employees in Australia that are tax-exempt

Notwithstanding anything else in these Rules, the following provisions apply in respect of Offers of Restricted Shares made to Eligible Employees in Australia pursuant to this rule 4.3:

(a)	such Offers constitute Offers made under a separate tax-exempt provision of these Rules;

(b)

the Offers must be made on a non-discriminatory basis in relation to at least 75% of the Australian resident permanent employees of the relevant employer who have completed at least 3 years of service (whether continuous or non-continuous);

(c)	subdivision 83A-B of the Tax Act applies to such Offers;

(d)	a Restricted Share allocated to a Participant under this rule 4.3 will be subject to a restriction period from the date that the Restricted Shares are allocated until the earlier of:

(1)

the date that is three years from the date of allocation (or such other period that may be required under subdivision 83A-B of the Tax Act, including such earlier time as the Commissioner of Taxation allows in accordance with section 83A-45(5) of the Tax Act); and

(2)	the date on which the Participant ceases to be employed by the Group; and

(e)	a Restricted Share allocated to a Participant under this rule 4.3 cannot be forfeited. For the avoidance of doubt, rule 9 does not apply to Restricted Shares allocated under this rule 4.3.

4.4	Cessation of restrictions

(a)	Subject to rule 8 and any express rule to the contrary, a Share will only Vest and cease to be a Restricted Share where:

(1)

the Vesting Period and each other relevant condition (including all Vesting Conditions) advised to the Participant by the Board pursuant to rule 1.2 have been satisfied or otherwise waived by the Board; and

(2)	the Company (or its delegate) notifies the Participant that the restrictions in respect of the Restricted Share have ceased or no longer apply.

(b)

Subject to the terms of an Offer and the Securities Dealing Policy, when a Share ceases to be a Restricted Share, all restrictions on disposing of, or otherwise Dealing with, that Share, as set out in these Rules or the terms of an Offer, will cease.

(c)

If the Vesting of a Restricted Share would arise in a period where Dealings by a Participant would be prohibited or the Board determines that the Vesting of a Restricted Share would otherwise be inappropriate in the circumstances, the Board may determine that Vesting will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that Vesting will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(d)

Unless provided otherwise in the terms of an Offer, when a Share that is held by the Trustee on behalf of a Participant ceases to be a Restricted Share, the Trustee will continue to hold the Share on trust on behalf of the Participant until such time as the Participant, or the Company on behalf of the Participant, directs the Trustee to:

(1)	transfer the Share:

(A)	into the Participant’s name or:

(B)	to another account the Participant nominates; or

(C)	to an account to be held on the Participant’s behalf; or

(2)	sell the Share and pay the proceeds of sale (net of any applicable brokerage, commission, stamp duty or other transaction costs) to the Participant.

4.5	Forfeiture of Restricted Shares

Subject to rule 4.3(e), a Restricted Share will be forfeited upon the earliest to occur of:

(a)	the Restricted Share being forfeited in accordance with a provision of these Rules (including in accordance with a term of an Offer);

(b)	the failure to meet a Vesting Condition or any other condition applicable to the Restricted Share within the Vesting Period; or

(c)	the receipt by the Company of a notice in writing from a Participant to the effect that the Participant has elected to surrender the Restricted Share.

5	Units

5.1	Grant

(a)	Where an Eligible Employee validly accepts an Offer to participate in a grant of Units, the Board must, subject to its discretion under rules 1.3(b) and 1.3(d), grant Units to the Eligible Employee.

(b)	Unless the Board determines otherwise or the Offer specifies otherwise:

(1)	no payment is required for the grant of a Unit; and

(2)	Units may not be recorded in any name other than that of the Eligible Employee.

5.2	Vesting

(a)

Subject to rule 8 and any express rule to the contrary, a Unit will only Vest where each Vesting Condition, and all other relevant conditions advised to the Participant by the Board pursuant to rule 1.2, have been satisfied or otherwise waived by the Board.

(b)	Vesting occurs upon notification from the Company (or its delegate) to the Participant that a Unit has Vested pursuant to this rule 5.2.

(c)

If the Vesting of a Unit would arise in a period where Dealings by a Participant would be prohibited, or the Board determines that the Vesting of a Unit would otherwise be inappropriate in the circumstances, the Board may determine that Vesting will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that Vesting will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(d)	The Vesting of a Unit will be satisfied by the Company making a cash payment in accordance with rule 5.3.

(e)	The Participant has no entitlement to receive a cash payment under rule 5.2(d) until the Units have Vested.

5.3	Cash payment

(a)

Subject to rule 5.3(c), the Company must, as soon as practicable following Vesting of a Unit in accordance with rule 5.2, pay to the Participant an amount determined under rule 5.3(b) in Australian dollars (or any other currency determined by the Board in its discretion).

(b)

Unless otherwise specified in the terms of an Offer, the amount of the cash payment referred to in rule 5.3(a) will be calculated by multiplying the number of Units that have Vested by the Current Market Price.

(c)

If the Board determines that the payment under rule 5.3(a) is to be made in a currency other than Australian dollars, unless the Board determines otherwise, the foreign exchange rate applied will be the average closing exchange rate of the relevant currency for the 5 days prior to the date of Vesting of the Units.

5.4	Lapse of Units

A Unit will lapse on the earliest to occur of:

(a)	the Unit lapsing in accordance with a provision of these Rules (including in accordance with a term of an Offer);

(a)	the failure to meet a Vesting Condition or any other condition applicable to the Unit within the Vesting Period; or

(b)	the receipt by the Company of a notice in writing from a Participant to the effect that the Participant has elected to surrender the Unit.

PART C

6	Prohibited Dealings

(a)	Subject to the Securities Dealing Policy, any Dealing in respect of an Incentive Security prior to Vesting is prohibited unless:

(1)	the Board determines otherwise; or

(2)	the Dealing is required by law and the Participant has provided satisfactory evidence to the Company of that fact.

provided that, if an Incentive Security is transferred prior to Vesting, such Incentive Security shall remain subject to Vesting in the hands of the transferee.

(b)	Where, in the opinion of the Board, a Participant Deals with a Right, Option or Unit in contravention of rule 6(a), the Right, Option or Unit will immediately lapse.

(c)

Where, in the opinion of the Board, the Participant (or the Trustee at the Participant’s direction) Deals with a Restricted Share in contravention of rule 6(a), the Restricted Share is deemed to immediately be forfeited.

(d)

The Board may, at its discretion, impose restrictions on Dealing in respect of any Shares allocated under these Rules (including upon Vesting or exercise of Rights or Options or at the request of a Participant) and may implement any procedure it considers appropriate to enforce such restrictions. Where a Participant requests that the Board impose restrictions on Dealing in respect of any Shares, the Board has the discretion to accept or reject such request.

7	Preventing inappropriate benefits

(a)	Subject to rule 4.3(e), the Board may do any of the things in rule 7(b) where, in the opinion of the Board:

(1)	a Participant:

(A)	has acted fraudulently or dishonestly;

(B)	has engaged in gross misconduct;

(C)	has engaged in an act which has brought the Company, the Group or any Group company into disrepute or may negatively impact the Company’s, Group’s or any Group company’s reputation in a material way;

(D)	has breached their duties or obligations to the Company or any Group company (including acting in breach of the terms and conditions of their employment or the Group’s Code of Conduct);

(E)	owes money or a debt to the Company or a Group company and has not otherwise agreed to an alternative arrangement with the Company or Group company (as applicable) to settle the debt owed; or

(F)	is convicted of an offence or has a judgment entered against them in connection with the affairs of the Group; or

(2)	there is a Financial Misstatement Circumstance;

(3)

a Participant’s Incentive Securities Vest or may Vest as a result of the fraud, dishonesty, negligence or breach of duties or obligations of any other person (including a breach by that person of the terms and conditions of their employment or the Group’s Code of Conduct) and in the opinion of the Board, the Incentive Securities will not or would not have otherwise Vested; or

(4)

a significant unexpected or unintended consequence or outcome has occurred which impacts the Group or a Group company, including where the original expected performance outcomes which the Incentive Securities were intended to promote have not been realised; or

(5)	the Company (or another Group company) is required or entitled to reclaim remuneration from a Participant or reduce a Participant’s remuneration outcome under one or more of the following:

(A)	law;

(B)	regulation, including a direction or guidance from a regulator;

(C)	contract; or

(D)	Company or Group policy (as amended from time to time); or

(6)	Vesting of some or all of the Participant’s unvested Incentive Securities is not justified or supportable, having regard to any one or more of the following:

(A)	the personal performance and/or conduct of a Participant;

(B)	the performance of the business unit or function in which the Participant is employed or for which they have accountability, or which is relevant in relation to the Participant’s role;

(C)	the performance of the Group; or

(D)	any other factor which the Board reasonably determines is appropriate to take into account in relation to the Participant’s entitlements under these Rules; or

(7)	any additional circumstance specified in an Offer has occurred.

(b)	Subject to rule 4.3(e), the Board may determine that any or all of the following occur:

(1)	some or all of the following held by or on behalf of the Participant:

(A)	unvested Rights, Options and/or Units

(B)	Vested but unexercised Rights and/or Options; and/or

(C)	Shares (including Restricted Shares) allocated under these Rules,

will lapse or be deemed to be forfeited (as the case may be), and/or

(2)	a Participant must pay or repay (as the case may be) to the Company as a debt:

(A)	all or part of the net proceeds of sale where Shares allocated under these Rules have been sold;

(B)	any cash payment received under these Rules; and/or

(C)	any dividends or distributions received in respect of Shares allocated under these Rules; and/or

(3)	the restrictions on disposing or otherwise Dealing with a Participant’s Restricted Shares are extended.

(c)	In circumstances where:

(1)	the Board is considering the application of this rule 7; or

(2)	a Participant is under investigation by the Group, a Group company or an external third party (including a governmental authority or regulator); or

(3)	such other circumstances specified in an Offer,

the Board may determine that any or all of the following will occur:

(4)

the Vesting, exercise and/or allocation of a Participant’s Incentive Securities be delayed or suspended (as appropriate) until such time as the Board determines (including until the final conclusion of any investigation under rule 7(c)(2)); or

(5)	the restrictions on disposing or otherwise Dealing with a Participant’s Restricted Shares are extended.

(d)

The Board may specify in an Offer additional circumstances in which a Participant’s entitlement to Incentive Securities or Shares or cash received on vesting of Incentive Securities may be reduced or extinguished.

(e)	All awards granted under these Rules shall be subject to any applicable clawback or recoupment policy of the Group or a Group company, as in effect from time to time, or as required by law.

8	Discretion regarding vesting

The Board may in its discretion apply an adjustment (upwards or downwards) to the number of a Participant’s Incentive Securities that Vest based on application of the Vesting Conditions and any other relevant conditions. In exercising this discretion, the Board may have regard to one or more of the following considerations, amongst others:

(b)	the personal performance and/or conduct of a Participant;

(c)	the performance of the division or function in which the Participant is employed or for which they have accountability, or which is relevant in relation to the Participant’s role;

(d)	the performance of the Group or any Group company; and

(e)	any other factor which the Board reasonably determines is appropriate to take into account in relation to the Participant’s Incentive Securities.

Where the Board decides to reduce the number of a Participant’s Incentive Securities that Vest, those Incentive Securities that would otherwise have Vested will instead lapse or be forfeited (as applicable).

9	Forfeiture of Shares

(a)	Where Shares (including Restricted Shares) are forfeited in accordance with these Rules and the Shares are held by the Participant:

(1)	the Participant is deemed to have agreed to dispose of their legal and/or beneficial interest (as appropriate) in such Shares for nil consideration; and

(2)	the Shares will be transferred into the name of the Company’s nominee who will then hold full legal and beneficial title to those Shares.

(b)	Where Shares (including Restricted Shares) are forfeited in accordance with these Rules and the Shares are held by the Trustee:

(1)	the Participant’s rights in the Shares will be extinguished for total aggregate consideration of A$1.00; and

(2)

the Shares will be held as general trust property in accordance with the terms of the Trust Deed, and the Board may, at any time in the future, direct the Trustee to hold the Shares for the benefit of a different or new Participant.

(c)

Where a Participant forfeits Shares allocated to them on exercise of Options pursuant to these Rules, the Company may, but need not, repay to the Participant any Exercise Price paid by the Participant in respect of the forfeited Shares.

10	Cessation of employment

10.1	Board discretion on cessation

(a)

Subject to rules 10.1(b) and 10.1(c), unless the Board determines otherwise, either prior to or within 60 days of the Participant ceasing to be an employee of the Group, any unvested Incentive Securities will remain on foot and will not Vest or lapse as a result of the Participant ceasing employment. These Rules and the relevant conditions advised to the Participant by the Board pursuant to rule 1.2 (including any Vesting Conditions) will continue to apply as though the Participant had not ceased employment.

(b)	The Board, in its discretion, may determine that some or all of a Participant’s unvested Incentive Securities, as applicable:

(1)	lapse;

(2)	are forfeited;

(3)	Vest (immediately or subject to conditions);

(4)	are automatically exercised (including by way of a cashless exercise mechanism in the case of Options);

(5)	are only exercisable for a prescribed period and will otherwise lapse; and/or

(6)	are no longer subject to some or any of the restrictions (including any Vesting Condition) that previously applied,

as a result of the Participant ceasing employment with the Group.

(c)

The Board may specify in the Offer to the Participant (in accordance with rule 1.2) how the Participant’s Incentive Securities will be treated on cessation of employment. The applicable treatment may vary depending on the circumstances in which the Participant’s employment ceases. In specifying a cessation treatment to apply to an Offer, the Board may preserve some or all of its discretion under rule 10.1(b).

(d)	Notwithstanding anything else in this rule 10, where:

(1)	a Participant ceases their employment with a Group company; and

(2)	the reason for the cessation is due to the transfer of the Participant’s employment to another Group company or to a joint venture in which a Group company participates,

the Participant will be treated as though their employment did not cease and rules 10.1(a), 10.1(b) and 10.2 do not apply, unless the Board determines otherwise.

10.2	Post cessation discretions

(a)	The Board may exercise any of the post cessation discretion in rule 10.2(b) in respect of a Participant who has:

(1)	ceased to be employed by the Group; and

(2)

received or may receive remuneration or favourable treatment under these Rules or any other plan or agreement with the Group in connection with their cessation of employment (including where entitlements Vest or remain on foot after cessation of employment in accordance with their terms), where the Board determines in good faith that:

(3)	the Participant has breached a Post Cessation Covenant; or

(4)

a change in the Participant’s circumstances since they ceased to be employed by the Group means it is no longer appropriate for the Participant to retain the benefits outlined in rule 10.2(a)(2) above. These circumstances may include, for example, where the Participant commences employment with a Competitor, or where the Participant purported to retire from the workforce and subsequently recommences employment.

(b)	For the purposes of rule 10.2(a) and subject to rule 4.3(e), the Board may do any one or more of the following:

(1)	deem any unvested Incentive Securities of the Participant to have lapsed or be forfeited with effect from the date determined by the Board;

(2)	deem all or any Shares (including Restricted Shares) allocated under these Rules that are still held by or on behalf of the Participant, to be forfeited;

(3)

where any Shares (including Restricted Shares) allocated to a Participant under these Rules (including on Vesting of Incentive Securities) have been sold by or on behalf of the Participant, require the Participant to pay all or part of the net proceeds of that sale to the Company as a debt; and/or

(4)

where cash has been allocated to a Participant on Vesting of Incentive Securities, including in the form of a dividend or dividend equivalent payment made under rule 13.2, require the Participant to repay all or part of the cash to the Company as a debt.

10.3	Approved leave of absence

Subject to applicable laws, at the discretion of the Board, a Participant who is granted an approved leave of absence and who exercises their right to return to work under any applicable award, enterprise agreement, other agreement, statute or regulation may be treated as not having ceased to be an employee for the purposes of the Rules. Whether a Participant who is granted leave without pay is deemed to have ceased employment will be determined with reference to the Group’s policies and any applicable laws.

11	Change of Control

11.1	Change of Control Events

(a)

Where there is a Change of Control Event, the Board may, in its discretion, determine that all or a specified number of a Participant’s Incentive Securities Vest, lapse, be forfeited or cease to be subject to restrictions (as applicable). For the avoidance of doubt:

(1)	a Change of Control Event does not include an internal reorganisation of the structure, business and/or assets of the Group; and

(2)

subject to rule 11.1(b), if the Board does not make a determination pursuant to this rule 11.1(a), then all of a Participant’s Incentive Securities will remain on foot subject to the original terms of grant.

(b)	Without limiting rule 11.1(a), where there is an actual change in the Control of the Company then, unless the Board determines otherwise:

(1)	all Restricted Shares will immediately Vest in full and any restrictions on Dealing imposed by the Board cease to have effect; and

(2)

all other unvested Incentive Securities will immediately Vest or cease to be subject to restrictions (as applicable) on a pro-rata basis having regard to the portion of the Vesting Period that has elapsed.

(c)	Any unvested Incentive Securities that do not Vest under rule 11.1(a) or 11.1(b) will lapse or be forfeited, unless the Board determines a different treatment.

(d)

Notwithstanding the default treatment set out in these Rules, the Board may specify in the Offer to the Participant (in accordance with rule 1.2) a particular treatment that will apply to unvested Incentive Securities in the context of a Change of Control Event or other change of Control.

11.2	Notification of Vesting

Where some or all of a Participant’s Incentive Securities Vest pursuant to rule 11.1, the Board will, as soon as reasonably practicable, give written notice to each Participant of the number of Incentive Securities that have Vested.

11.3	Treatment of Vested Incentive Securities

(a)	The Board has the discretion to determine the treatment of all Vested Incentive Securities (including those that Vest in accordance with rule 11.1) where a Change of Control Event occurs.

(b)	Without limiting rule 11.3(a), where there is an actual change in the Control of the Company then, unless the Board determines otherwise:

(1)

all Vested Options and Rights that are exercisable will be exercisable for a period of 6 months from the actual change in the Control of the Company and will lapse if not exercised within the specified period; and

(2)	any restrictions on Dealing imposed by the Board on Vested Incentive Securities will cease to have effect.

11.4	Acquisition of shares in Acquiring Company

(a)	If:

(1)	a company (Acquiring Company) obtains Control of the Company as a result of a Change of Control Event; and

(2)	the Company and the Acquiring Company agree,

subject to applicable laws (including the Listing Rules) a Participant may, upon:

(3)	Vesting (and, if applicable, exercise) of Rights; or

(4)	exercise of Options

be provided with shares of the Acquiring Company or its parent or subsidiary in lieu of Shares in such manner as the Company and the Acquiring Company may agree (including by a replacement security or exchange of Shares issued on Vesting or exercise) and on substantially the same terms and on substantially the same conditions but with any necessary or appropriate adjustments to the number and kind of shares.

(b)

If rule 11.4(a) applies, the Participant appoints the Company as their agent to do anything needed to give effect to this arrangement, including agreeing to become a member of the Acquiring Company or its parent (as applicable).

11.5	Divestment of material business or subsidiary

(a)

Where the Company divests a business designated by the Board for this purpose as “material”, the Board may make special rules that apply to some or all of an affected Participant’s Incentive Securities.

(b)

Without limiting the Board’s discretion in rule 11.5(a), such rules may include varying the Vesting Condition and/or any other relevant conditions advised to a Participant and deeming that a Participant remains an employee of the Group for a specific period for the purposes of the relevant Offers.

(c)	As soon as reasonably practicable after making any special rules under this rule 11.5, the Board will give notice in writing of those special rules to any affected Participant.

Any special rules made under this rule 11.5 will not be considered amendments for the purposes of rule 15.

12	Power to adjust Rights, Options and/or Units and the Exercise Price

(a)	Rights and Options carry no entitlement to participate in new issues of Shares by the Company prior to Vesting and exercise (if applicable) of the Right or Option.

(b)

Subject to rule 12(c), prior to the allocation of Shares (or payment of an equivalent cash amount) to a Participant upon Vesting (and, if applicable, exercise) of Rights, Units or exercise of Options, the Board may grant additional Rights, Units or Options or make any adjustments it considers appropriate to the terms of a Right, Unit and/or Option granted to that Participant in order to minimise or eliminate any material advantage or disadvantage to a Participant resulting from a corporate action by, or capital reconstruction in relation to, the Company, including but not limited to any return of capital. Adjustments that may be made include adjustments to:

(1)	the number of Rights, Units or Options to which the Participant is entitled;

(2)	the type of security and number of Shares (or other securities) to which the Participant is entitled upon Vesting (and, if applicable, exercise) of Rights or exercise of Options;

(3)	any amount payable on Vesting (and if applicable exercise) of Rights, Units or Options (including the Exercise Price); or

(4)	a combination of paragraphs (1), (2) and/or (3) above.

(c)	Without limiting rule 12(b), if:

(1)	Shares are issued pro rata to the Company’s shareholders generally by way of a rights issue, Options will be adjusted in accordance with Listing Rule 6.22.2 (or any replacement rule);

(2)

Shares are issued pro rata to the Company’s shareholders generally by way of a bonus issue (other than an issue in lieu of dividends or by way of a dividend reinvestment) involving capitalisation of reserves or distributable profits, Options and Rights will be adjusted in the manner allowed or required by the Listing Rules; or

(3)

any reorganisation (including consolidation, subdivision, reduction or return) of the issued capital of the Company is effected, Options and Rights will be adjusted in the manner required by the Listing Rules.

(d)

Where additional Rights, Units or Options are granted to the Participant under this rule 12, such Rights, Units or Options will be subject to the same terms and conditions as the original Rights, Units or Options granted to the Participant (including without limitation, any Vesting Conditions), unless the Board determines otherwise.

(e)	The Board must, as soon as reasonably practicable after making any additional grants or adjustments under this rule 12, give notice in writing to any affected Participant.

13	Dividends and other rights

13.1	Dividends and other rights associated with Shares

(a)

Subject to the terms of any Trust Deed (if applicable) or Offer, the following rules apply in respect of Shares allocated to, or on behalf of, a Participant under these Rules (including Restricted Shares allocated under rule 4.1):

(1)	the Participant is entitled to receive all dividends and other distributions or benefits payable to the Participant or to the Trustee in respect of the Shares;

(2)	the Participant is entitled to exercise, or to direct the Trustee in writing how to exercise, the voting rights attaching to the Shares, either generally or in a particular case;

(3)

any bonus shares that are issued in respect of the Shares will be issued to the Participant, or to the Trustee on the Participant’s behalf, and will be held by the Participant or Trustee as Shares subject to the same terms, conditions and restrictions on Dealing (if any) as the Shares in respect of which they were issued; and

(4)

if rights arise on a rights issue in respect of the Shares, the Participant may Deal with or exercise those rights, or instruct the Trustee (if applicable) in relation to those rights in accordance with the Trust Deed. If the Shares are held by the Trustee on the Participant’s behalf and the Participant does not instruct the Trustee how to Deal with the rights, the rights will be dealt with in accordance with the Trust Deed.

13.2	Dividend equivalent payments and other rights associated with Rights, Options and Units

(a)

Unless or until Shares are allocated to a Participant following Vesting or exercise of their Rights or Options (as applicable), the Participant has no interest in those Shares in respect of which the Right or Option was granted. A Participant holding Units will have no interest in Shares in respect of which the Units may be valued.

(b)

Notwithstanding rule 13.2(a), the Board may determine at the time an Offer is made that a dividend equivalent payment will be paid to a Participant who becomes entitled to an allocation of Shares (or equivalent cash amount) following the Vesting or exercise of Rights, Options or Units under that Offer (minus any applicable tax).

(c)	A Participant will have no right to receive a dividend equivalent payment made in respect of any Rights, Options or Units that lapse under these Rules.

(d)	Subject to the terms of any Offer, a dividend equivalent payment:

(1)	will only be paid following Vesting or exercise (as applicable) of Rights, Options or Units (as applicable);

(2)

will be an amount determined by the Company that will be approximately equal to the amount of dividends that would have been payable to the Participant had they been the owner of the Shares referred to in rule 13.2(b) during the Vesting Period;

(3)

may, at the Company’s discretion, be grossed up to reflect any franking credits that would have attached to the dividends, but otherwise will not be grossed up or otherwise adjusted to account for any tax consequences which would have applied if the Participant had actually been paid a dividend; and

(4)	may be satisfied through the allocation of Shares or payment of cash.

14	Withholding

(a)

Notwithstanding any other provisions of these Rules, if a Group company, the Trustee or a plan administrator is obliged, or reasonably believes it may have an obligation, as a result of or in connection with any:

(1)	grant or Vesting of Incentive Securities;

(2)	allocation of Shares under these Rules; or

(3)	payment of any amounts including a cash equivalent amount or a dividend equivalent amount,

to account for the following liability of a Participant:

(4)	income tax or employment taxes under any wage, withholding or other arrangements; or

(5)	any other tax, social security contributions or levy or charge of a similar nature,

then the relevant Group company, Trustee or plan administrator is entitled to withhold or be reimbursed by the Participant for the amount or amounts so paid or payable.

(b)

Where rule 14(a) applies, the relevant Group company, the Trustee or plan administrator is not obliged to grant any Incentive Securities, to allocate Shares or to make a cash payment in accordance with these Rules unless the Company is satisfied that arrangements for payment or reimbursement of the amounts referred to in rule 14(a) have been made. Those arrangements may include, without limitation:

(1)

the provision by the Participant of sufficient funds to reimburse the relevant Group company, Trustee or plan administrator for the amount (by salary deduction, reduction of any amount owed by the Group to the Participant or otherwise);

(2)	the sale on behalf of the Participant of Shares allocated pursuant to these Rules for payment or reimbursement of these amounts, as well as the costs of any such sale;

(3)	a reduction in any amount payable to the Participant on Vesting of Units or in lieu of an allocation of Shares under these Rules;

(4)	the Participant forgoing their entitlement to an equivalent number of Shares that would otherwise be allocated to the Participant; or

(5)	lapse or forfeiture of a sufficient number of Rights, Units, Options and/or Shares to satisfy the debt the Participant owes to the relevant Group company, Trustee or plan administrator.

(c)

Unless the Group company, Trustee or plan administrator (as applicable) and the Participant agree to use a different valuation, any Rights, Units, Options and/or Shares lapsed or forfeited (as applicable) under this rule will be valued at the Current Market Price on the date of lapse or forfeiture.

(d)	Any amounts which are paid or payable for the purposes of these Rules are inclusive of the Group’s compulsory superannuation contribution (if applicable).

(e)

The Board may require any Participant, as a condition of the allocation of any Incentive Securities, to enter into an agreement transferring any liability of any Group company to social security contributions or any Tax in respect of those Incentive Securities or Shares.

15	Amendments

15.1	Power to make amendments

(a)	Subject to rule 15.2, the Board may at any time by resolution:

(1)	amend or add to (amend) all or any of the provisions of these Rules;

(2)	amend the terms or conditions of any Incentive Security granted under these Rules; or

(3)	suspend or terminate the operation of these Rules or any incentive plan operated in connection with these Rules.

(b)

Notwithstanding rule 15.2, the Board may waive, amend or replace any Vesting Condition attaching to an Incentive Security if the Board determines that the original Vesting Condition is no longer appropriate or applicable (including, without limitation, where a Vesting Condition refers to a particular stock market index that is no longer published or there is a corporate action by the Company, including a discounted rights issue, which impacts on the Vesting Condition), provided that the interests of the relevant Participant are not, in the opinion of the Board, materially prejudiced or advantaged relative to the position reasonably anticipated at the time of the grant.

15.2	Restrictions on amendments

Without the consent of the Participant, the Board may not exercise its powers under rule 15.1(a) in a manner which reduces the rights of the Participant in respect of any Incentive Security or Share already granted under these Rules other than an amendment introduced primarily:

(a)	for the purpose of complying with or addressing present or future laws or regulatory developments that apply to one or more of the following:

(1)	the remuneration and benefits of Participants (collectively or individually);

(2)	awards of Incentive Securities; and

(3)	these Rules or incentive plans generally;

(b)	to correct any manifest error or mistake; or

(c)

to take into consideration possible adverse tax implications arising from, amongst others, adverse rulings, changes to tax legislation and/or changes in the interpretation of tax legislation by a court of competent jurisdiction.

15.3	Notice of amendment

As soon as reasonably practicable after making any amendment under rule 15.1, the Board will give notice in writing of that amendment to any Participant affected by the amendment.

16	Participants based overseas

16.1	Overseas transfers

If a Participant is transferred to work in another country and the Participant continues to hold an office or employment with the Group, the Board may decide that:

(a)	some or all of the Participant’s Restricted Shares or Units will Vest;

(b)	some or all of the Participant’s Options or Rights will Vest and, if applicable, become exercisable;

(c)	some or all of the Participant’s Options or Rights will be settled in cash in lieu of Shares;

(d)	some or all of the Participant’s unvested Incentive Securities will be forfeited and replaced with cash or an entitlement to a future cash amount; or

(e)	any other treatment that the Board determines will apply in relation to some or all of a Participant’s Incentive Securities,

with the balance (if any) continuing to be held on the original terms.

16.2	Non-Australian residents

The Board may adopt additional rules that will apply to a grant made to an Eligible Employee who is a resident in, or otherwise subject to taxation of, a jurisdiction other than Australia. The remaining provisions of these Rules will apply subject to whatever alterations or additions the Board may determine having regard to any securities, exchange control, taxation or other laws and/or regulations or any other matter that the Board considers directly or indirectly relevant. To the extent of any inconsistency, any additional rules adopted by the Board under this rule will prevail over any other provision of these Rules.

17	Misleading statements and omissions where monetary consideration is provided by Participants

The provisions of this rule 17 apply only where an Offer is received in Australia and the Participant pays or provides monetary consideration (as the term is defined in the Corporations Act) under the terms of the Offer.

17.1	Additional disclosure

(a)

The terms of the offer, comprising these Rules, the Offer made under Rule 1.1 and any supporting information, (collectively in this rule 17, the Offer Documents), must comply with any applicable disclosure obligations under Division 1A of Part 7.12 of the Corporations Act, as amended from time to time.

(b)	In addition to obligations on the Company, these provisions include certain obligations on:

(1)	each Director;

(2)	each person named, with their consent, in the Offer Documents as a proposed Director;

(3)

in the case of a misleading or deceptive statement or omission — a person named, with their consent, in the Offer Documents as having made the misleading or deceptive statement, or a statement on which the misleading or deceptive statement is based,

(each in this rule 17, a Relevant Person)

17.2	Misleading Statements and Omissions

(a)	The Offer Documents must not include a misleading or deceptive statement and must not omit any information that would result in the Offer Documents being misleading or deceptive.

(b)

The Company must provide the Participant with an updated Offer Document as soon as practicable after becoming aware during the application period stated in the Offer Document (Application Period) that an Offer Document provided to a Participant has become out of date, or is otherwise not correct, in a material respect.

(c)	A Relevant Person must notify the Company in writing as soon as practicable if, during the Application Period, the Relevant Person becomes aware that:

(1)	a material statement in the Offer Documents is misleading or deceptive;

(2)	information was omitted from any of the Offer Documents that has resulted in one or more of the Offer Documents being misleading or deceptive; or

(3)	a new circumstance has arisen during the Application Period which means the Offer Document is out of date, or otherwise not correct, in a material respect.

17.3	Liability

Subject to rule 17.4, the Company and the Directors acknowledge that a Participant who suffers loss or damage because of a contravention of rule 17.2, may recover the amount of the loss or damage from:

(a)	the Company;

(b)	each Director;

(c)	each person named in the Offer Documents, with their consent, as a proposed Director;

(d)

in the case of a misleading or deceptive statement or omission — a person named, with their consent, in the Offer Documents as having made the misleading or deceptive statement, or a statement on which the misleading or deceptive statement is based; and

(e)	in the case of a failure by a Relevant Person to notify the Company of a misleading or deceptive statement, omission or new circumstance — the Relevant Person.

17.4	Limitation of Liability

The Company or a Relevant Person is not liable for any loss or damage suffered by a Participant because of a contravention of rule 17.2 (and the equivalent provision in the Corporations Act), if:

(a)

the Company or the Relevant Person made all inquiries (if any) that were reasonable in the circumstances and, after doing so, believed on reasonable grounds that the statement was not misleading or deceptive;

(b)	the Company or the Relevant Person did not know that the statement was misleading or deceptive;

(c)

the Company placed reasonable reliance on information given to the Company by someone other than a Director, employee or agent of the Company, or the Relevant Person placed reasonable reliance on information given to the Relevant Person by someone other than an employee or agent of the Relevant Person;

(d)	the Relevant Person referred to in rules 17.3(c) and 17.3(d) proves that they publicly withdrew their consent to being named in the Offer Documents in that way; or

(e)	the contravention arose because of a new circumstance that arose since the Offer Document was prepared and the Company or the Relevant Person proves that they were not aware of the matter.

18	Miscellaneous

18.1	Shares issued under these Rules

(a)

Any Shares issued under these Rules will rank equally in all respects with other Shares for the time being on issue by the Company (for example, having rights with respect to voting, dividends and other distributions, and in the event of a winding up of the Company), except

(1)	in relation to any rights attaching to such Shares by reference to a record date prior to the date of their issue; or

(2)	as provided for in accordance with rule 13.1.

(b)	If the Company is listed, the Company will apply for quotation of Shares issued under these Rules within the period required by the Listing Rules.

18.2	Rights and obligations of Participants

(a)	An Eligible Employee shall have no right to receive an Offer under these Rules.

(b)

Unless the subject of an express provision in an employment contract, the rights and obligations of any Participant under the terms of their office, employment or contract with the Group are not affected by their participation in an Offer.

(c)

Participation in an Offer does not confer on any Participant any right to future employment and does not affect any rights which any member of the Group may have to terminate the employment of any Participant.

(d)

These Rules will not form part of and are not incorporated into any contract of any Participant (whether or not they are an employee of the Group) including, for the avoidance of doubt, any contract of employment between the Participant and any past or present Group company.

(e)	The grant of Incentive Securities on a particular basis in any year does not create any right or expectation of the grant of Incentive Securities on the same basis, or at all, in any future year.

(f)	Subject to Rule 17.3, no Participant has any right to compensation for any loss in relation to an Offer, including:

(1)	any loss or reduction of any rights or expectations under an Offer in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(2)	any exercise of discretion or a decision taken in relation to a grant of Incentive Securities or in relation to these Rules, or any failure to exercise discretion under these Rules;

(3)	the operation, suspension, termination or amendment of these Rules or any incentive plan; or

(4)	lapse or forfeiture (as applicable) of any Incentive Securities.

(g)	The Participant irrevocably appoints each company secretary of the Company (or any other officer of the Company authorised by the Board for this purpose) as their attorney to do anything necessary to:

(1)	allocate Shares to the Participant in accordance with these Rules;

(2)	effect a forfeiture of Shares in accordance with these Rules (including rule 9 or the terms of an Offer); and

(3)	execute transfers of Shares in accordance with these Rules,

and the Participant acknowledges that this irrevocable attorney is deemed to be given for valuable consideration.

(h)

The invalidity or non-enforceability of any provision or Rule of the Plan shall not affect the validity or enforceability of the remaining provisions and Rules of the Plan which shall continue in full force and effect.

(i)

Notwithstanding any provisions of these Rules, if required by the Company the transfer of Shares on vesting shall be conditional on the Participant entering into (and may be delayed until the Participant has entered into), such documentation as is reasonably required to facilitate the holding of legal title to Shares on behalf of the Participant by any nominee (including a custodian), which may include any documentation in respect of “know-your-client” processes or Automatic Exchange of Information (AEOI) reporting (or similar).

18.3	Power of the Board to administer these Rules

(a)	These Rules are administered by the Board which has power to:

(1)

determine procedures for administration of these Rules, including to implement an employee share trust for the purposes of delivering and holding Shares on behalf of Participants upon the grant of Restricted Shares or the Vesting (and, if applicable, exercise) of Rights or exercise of Options; and

(2)	delegate to any one or more persons for such period and on such conditions as it may determine the exercise of any of its powers or discretion arising under these Rules.

(b)	Without limiting rule 18.3(a), the Board has delegated authority to the following persons to exercise powers vested in the Board under these Rules as follows:

(1)	for an award made to a Participant other than the Company’s Chief Executive Officer and the Senior Executives, authority is delegated to the Company’s Chief Executive Officer; and

(2)	for an award made to the Senior Executives, authority is delegated to the Human Resources & Compensation Committee.

(c)

Except as otherwise expressly provided in these Rules, the Board has unfettered discretion to act or refrain from acting under or in connection with these Rules and in the exercise of any power or discretion under these Rules.

18.4	Waiver of terms and conditions

Notwithstanding any other provision of these Rules, the Board may at any time waive in whole or in part any terms or conditions (including any Vesting Condition) in relation to any Incentive Securities or Shares granted to a Participant.

18.5	Application of constitution of the Company, Corporations Act, and Listing Rules

(a)

These Rules and Offers under these Rules must be operated in accordance with the constitution of the Company, the Corporations Act, the Listing Rules and other applicable laws and regulations (Australian or foreign).

(b)

Notwithstanding any other provision of these Rules, Incentive Securities and Shares will not be allocated, issued, acquired, transferred or otherwise dealt with under these Rules, and no other benefit will be deliverable under these Rules, if to do so would:

(1)	contravene the constitution of the Company, the Corporations Act, the Listing Rules, or any other applicable laws (including any applicable foreign law);

(2)	give rise to unreasonable cost or regulatory requirements for the Company or any Group company; or

(3)

require the Company or any Group company to pay, provide, or procure the payment or provision of, any money or benefits to the Participant which would require shareholder approval under Part 2D.2, Division 2 of the Corporations Act.

(c)	For the avoidance of doubt, the Company has no obligation to seek shareholder approval to deliver any benefit under these Rules that cannot be delivered without shareholder approval.

18.6	Error in Allocation

(a)

If any Incentive Security is provided under these Rules in error or by mistake to a person (Mistaken Recipient) who is not the intended recipient, the Mistaken Recipient will have no right or interest, and will be taken never to have had any right or interest in, that Incentive Security and the Incentive Security will immediately lapse or be forfeited (as applicable).

(b)

If any Incentive Securities provided under these Rules are allocated in error or by mistake in excess of the number of Incentive Securities (if any) that should have been provided (Mistaken Excess Securities) to a person (Excess Recipient), the Mistaken Excess Recipient will have no right or interest in the Excess Securities and the Excess Securities will immediately lapse or be forfeited (as applicable).

(c)

If any cash payment is paid under these Rules in error or by mistake to a person who is not the intended recipient (Mistaken Cash Recipient), the Mistaken Cash Recipient will have no right to retain that cash payment and the Company may take whatever steps it deems reasonably necessary to seek repayment of that cash payment as a debt.

18.7	Dispute or disagreement

In the event of any dispute, disagreement or uncertainty as to the interpretation of these Rules, or as to any question or right arising from or related to these Rules or to any Incentive Securities or Shares granted under it, the decision of the Board is final and binding.

18.8	Communication

Any notice or other communication provided to a Participant under or in connection with these Rules may be given by personal delivery, or by sending it, by post or email to the Participant, or by posting it on the Company’s intranet.

18.9	Data protection

(a)

Subject to any applicable laws, by participating in an Offer, the Participant consents to the holding and processing of personal data (including all processing activities contemplated in these Rules and the Offer) of the Participant to the Group, a plan administrator or the Trustee, for all purposes with regard to the operation of these Rules. These include, but are not limited to:

(1)	administering and maintaining Participant records;

(2)	providing information to the Trustee, registrars, brokers, printers or third party plan administrators, any of their subcontractors or any other third party;

(3)	providing information to any regulatory authority (including the Australian Tax Office) where required under law;

(4)	providing information to future purchasers of a Group company or the business in which the Participant works; and

(5)	conducting any investigations or audits for the purpose of ensuring compliance with applicable Group policies or any applicable laws.

(b)	Without limiting the terms of an Offer, by participating in an Offer and allowing the Company to grant Incentive Securities under these Rules, the Participant:

(1)

acknowledges that the Group, the plan administrator and/or the Trustee may be required or authorised to collect the personal data under laws including the Tax Act, the Taxation Administration Act 1953 (Cth) and the Corporations Act, and that limited details about shareholders are available to members of the public on request;

(2)

confirms they have reviewed and consent to the terms of the Privacy Policy, and acknowledges that the Privacy Policy applies to the Group’s handling of their personal data, and contains further details about the countries to which personal data may be disclosed, requesting access to and updating of personal data and how to raise queries and concerns; and

(3)

agrees that if their personal data is disclosed to a third party in a country outside Australia, the Group will not be accountable under Australian privacy law for the conduct of the recipient in relation to that personal data, and the Participant may not be able to seek redress under Australian privacy law.

(c)	Without limiting rules 18.9(a) or 18.9(b), by allowing the Company to grant Incentive Securities under these Rules, the Participant agrees, subject to rule 18.9(d):

(1)

the tax file number (TFN) they have provided to the Group as an employee of the Group (where applicable) being provided to any plan administrator, as agent for the Company and also as administrator of these Rules; and

(2)	their TFN (where applicable) being provided to the Australian Taxation Office and any other regulatory authorities as permitted under law.

(d)

Rule 18.9(c) is voluntary and the Participant may notify the Company if they wish to withdraw agreement to that rule at any time. Participants who withdraw agreement from rule 18.9(c) may be subject to withholding tax deductions under the Taxation Administration Act 1953 (Cth).

18.10	Tax

Unless otherwise required by law, no Group company is responsible for any Tax which may become payable by a Participant as a consequence of or in connection with the grant of any Incentive Securities, the allocation of any Shares or any Dealing with any Incentive Securities or any Shares.

18.11	Laws governing these Rules

These Rules, and any Incentive Securities granted and Shares allocated under them, are governed by the laws of Western Australia and the Commonwealth of Australia.

PART D

19	Definition and Interpretation

19.1	Definitions

Term	Meaning
Acquiring Company	has the meaning given in rule 11.4(a)

ASX	ASX Limited ACN 008 624 691 or the Australian Securities Exchange, as the context requires

Board	the board of directors of the Company, any committee of the board or a person or body to which the board has delegated its powers under these Rules

Change of Control Event	where there is a:

(a) Takeover Bid for Shares; or

(b) other transaction, event or state of affairs,

that, in the Board’s opinion, is likely to result in, or should otherwise be treated as, a change in the Control of the Company

Code of Conduct	the Company’s code of conduct as amended from time to time

Company	Woodside Energy Group Ltd ABN 55 004 898 962

Competitor	any business that competes with the Group or a Group company

Control	has the meaning given in section 50AA of the Corporations Act

Corporations Act	Corporations Act 2001 (Cth)

Current Market Price	the arithmetic average of the daily volume weighted average market price (rounded to the nearest cent) of all Shares traded on the ASX during the previous five trading days, or any other calculation as determined by the Board

Deal or Dealing	in relation to an Incentive Security or Share (as the case may be), any dealing, including but not limited to:

(a) a sale, transfer, assignment, encumbrance, option, swap, or any other alienation of all or any part of the rights attaching to the Incentive Security or Share;

(b) any attempt to do any of the actions set out in paragraph (a) above; and

(c) any hedging (including any dealing with a derivative instrument) intended to “lock in” a profit relating to an Incentive Security, and any other transactions in financial products that operate to limit the economic risk associated with holding an Incentive Security

Director	a director of the Company

Eligible Employee	an employee or Director of the Group or any other person who is declared by the Board to be eligible to receive a grant of Incentive Securities under these Rules

Exercise Price	the amount payable to exercise an Option following Vesting, as set out in an Offer (as adjusted or amended in accordance with these Rules)

Financial Misstatement Circumstance	material misstatement or omission in the financial statements of a Group company or any other circumstances or events which, in the opinion of the Board, may, or are likely to, affect the Group’s financial soundness or require re-statement of the Group’s financial statements, including, without limitation, as a result of misrepresentations, errors, omissions, or negligence

Group	the Company and each Related Body Corporate of the Company

Group company	a member of the Group or any other company or entity designated by the Board to be a Group company for the purposes of these Rules

Incentive Security	a Restricted Share, Right, Unit and/or Option (as the case may be)

Listing Rules	the official listing rules of the ASX and any other exchange on which the Company is listed as they apply to the Company from time to time

Offer	an invitation to an Eligible Employee made by the Board under rule 1.1 to apply for, participate in, or receive (as applicable), a grant of Incentive Securities

Option	an entitlement to receive a Share or, in certain circumstances, to a cash payment, subject to satisfaction of applicable conditions (including any Vesting Condition) and compliance with the applicable exercise procedure (including payment of any Exercise Price)

Participant	a person who has been allocated an Incentive Security or Share under the terms of these Rules from time to time

Post Cessation Covenant	In respect of a Participant means:

(a) a restriction or undertaking owed to the Group in connection with the Participant’s former employment with the Group; or

(b) any compromise or contractual arrangement in relation to the cessation of the Participant’s employment with the Group.

Privacy Policy	The Group’s privacy policy, as amended from time to time, which can be found on the Group’s website at woodside.com/privacy, as applicable from time to time

Related Body Corporate	has the meaning given in section 50 of the Corporations Act

Restricted Share	a Share allocated in accordance with rule 4.1 that is subject to restrictions on Dealing, Vesting Conditions and/or other restrictions or conditions

Right	an entitlement to receive a Share or, in certain circumstances, to a cash payment, subject to satisfaction of applicable conditions (including any Vesting Condition) and where exercisable, compliance with any applicable exercise procedure

Rules	the terms and conditions set out in this document as amended from time to time

Securities Dealing Policy	the Group’s policy for trading in securities (as amended or replaced from time to time) or such other Company or Group policy in relation to trading or Dealing in Shares as applicable from time to time

Senior Executives	the members of Woodside’s Executive Leadership Team, other than the Chief Executive Officer.

Share	a fully paid ordinary share in the capital of the Company. A reference to a Share includes a reference to a Restricted Share

subsidiary	has the meaning given in section 46 of the Corporations Act

Takeover Bid	has the meaning given in section 9 of the Corporations Act

Tax	includes any tax, levy, impost, goods and services tax, deduction, charge, rate, contribution, duty or withholding which is assessed (or deemed to be assessed), levied, imposed or made by any government or any governmental, semi-governmental or judicial entity or authority together with any interest, penalty, fine, charge, fee or other amount assessed (or deemed to be assessed), levied, imposed or made on or in respect of any or all of the foregoing

Tax Act	the Income Tax Assessment Act 1997 (Cth)

Trust Deed	in relation to an Offer, any trust deed or custodian deed nominated by the Company as the Trust Deed for the purposes of the Offer, as amended from time to time

Trustee	the trustee under the Trust Deed and/or the custodian under the custodian deed (as applicable)

Unit	means an entitlement to a cash payment, subject to satisfaction of applicable conditions (including any Vesting Condition)

Vest or Vesting	the process by which the holder of an Incentive Security becomes entitled to:

	1	in the case of a Right, exercise the Right (if applicable) or be allocated a Share (or equivalent cash payment) in accordance with rules 2.2 and 2.3;

	2	in the case of an Option, exercise the Option in accordance with rules 3.2 and 3.3;

	3	in the case of a Restricted Share, have all restrictions on disposing of or otherwise Dealing with the Restricted Share cease in accordance with rule 4.4 (other than any additional restrictions imposed by the Board under rule 6(d)); and

	4	in the case of a Unit, be paid a cash payment in accordance with rules 5.2 and 5.3

Vesting Condition	performance, service or other conditions that must be satisfied or circumstances which must exist before an Incentive Security Vests under these Rules

Vesting Period	the prescribed period for satisfaction of a Vesting Condition, advised to a Participant by the Board under rule 1.2.

19.2	Interpretation

The following rules apply unless a contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of these Rules unless the context requires otherwise;

(b)	any reference in these Rules to any statute or statutory instrument includes a reference to that statute or statutory instrument as amended, consolidated, re-enacted or replaced from time to time;

(c)	a reference to any agreement or document includes a reference to that agreement or document as amended, novated, supplemented or amended from time to time;

(d)	any words denoting the singular include the plural and words denoting the plural include the singular;

(e)	where any word or phrase is given a definite meaning in these Rules, any part of speech or other grammatical form of that word or phrase has a corresponding meaning;

(f)	the word “includes” in any form is not a word of limitation; and

(g)	any determination, decision or exercise of power, by the Board will be at its absolute discretion.

Woodside Energy Group Ltd

Supplement to the Equity Award Rules for UK Participants

This supplement contains certain rules and definitions that apply to any Participant resident in the United Kingdom. The terms and conditions set out in this supplement apply to such UK Participants, and as provided below, certain terms and conditions of the Equity Award Rules (Rules) will not apply to such UK Participants. In the case of any conflict between the terms of the Rules and the terms of this supplement with respect to UK Participants, the terms of this supplement will prevail.

1	Part C rule 6 of the Rules (Prohibited Dealings)

Rule 6(a) is amended to read: “Any Dealing in respect of an Incentive Security prior to Vesting is prohibited. For the avoidance of doubt, this rule 6(a) does not restrict the transmission of an Incentive Security to the Participant’s personal representatives following their death.”

2	Part C rule 18.2 of the Rules (Rights and Obligations of Participants)

New rules 18.2(j) and 18.2(k) are added to rule 18.2 as follows:

(j)	Benefits under the Rules do not form part of a Participant’s remuneration for any purpose and are not pensionable.

(k)

By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any past or present Group company for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his ceasing to have rights under the Rules (including ceasing to be entitled to exercise any Option) as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the Rules, any determination by the Board pursuant to a discretion contained in the Rules or the provisions of any statute or law relating to taxation.

3	Part C rule 18.9 of the Rules (Data Protection)

The drafting of rule 18.9 is deleted in its entirety and replaced with the following:

(a)

The legal grounds for the processing of the personal data of any Participant whose personal data is subject to UK GDPR or the UK Data Protection Act 2018 will (depending on the nature and purpose of any specific instance of processing) be one of:

(1)	such processing being necessary for the purposes of the legitimate interests of the Company and each other Group company in incentivising their officers and employees and operating these Rules;

(2)	such processing being necessary for the purposes of any relevant data controller in respect of such personal data complying with its legal obligations; and

(3)	such processing being necessary for the performance of the contractual obligations arising under these Rules.

(b)

The collection and processing of such personal data for such purposes is a contractual requirement of participation in these Rules. Details in relation to the processing of such personal data referred to in this rule 18.9, and of the Participant’s rights in connection with such processing, are available in the Global Employee Privacy Notice (or any similar provisions of any employee privacy policy or employee handbook) operated from time to time by any Group company in respect of such Participant, and any such Participant may obtain such notice or policy from their employing company.

(c)

The personal data to be processed as referred to in this rule 18.9 may be disclosed or transferred to, and/or processed by: (i) any professional advisors of any Group Company, any revenue, regulatory or governmental authorities, (ii) a trustee of a Trust; any registrars, brokers, other third party administrators (or similar) appointed in connection with any employee share or incentive plans operated by any Group Company, or any person appointed (whether by the Participant or any Group Company) to act as nominee on behalf of (or provide a similar service to) the Participant; (iii) subject to appropriate confidentiality undertakings, any prospective purchasers of, and/or any person who obtains Control of or acquires, the Company or the whole or part of the business of the Group; or (iv) any Group Company and officers, employees or agents of such Group Company.

(d)	In this rule 18.9, “personal data” and “data controller” each have the meaning given in UK GDPR.

4	Part C rule 16 of the Rules (Tax elections)

New rule 16.3 is added to rule 16 as follows:

16.3 Non-Australian taxpayers

The Board may require, as a term of grant or Vesting, that the Participant enter into with the Company (or any Group company) any tax election as may be required in respect of the Incentive Securities or Shares to be allocated under these Rules.

5	Part D rule 19.1 of the Rules (Definitions)

The definition of Eligible Employee in rule 19.1 is amended to read: “an employee of the Group (including a Director employed in an executive capacity).”

Woodside Energy Group Ltd

Supplement to Equity Award Rules For United States Participants

1.

General. This supplement (“Supplement”) to the Equity Award Rules, as such rules may be amended from time to time (the “Rules”), shall apply to Eligible Employees who are, in respect of Incentive Securities, treated as a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”). In the event of any inconsistency between the Rules and this Supplement, the terms and conditions of this Supplement shall control and govern Incentive Securities granted to such Eligible Employees (the “U.S. Participants”); provided, however, in the case of a U.S. Participant who is also subject to Tax under Australian law in respect of Incentive Securities granted under the Rules, if the applicable provisions of Section 409A of the Code, including the guidance and regulations promulgated thereunder (“Section 409A”), are contrary to the provisions of the applicable tax laws of Australia, the more restrictive body of law shall control. A U.S. Participant who is granted an Incentive Security that may be settled in Shares may include only an Eligible Employee who is an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 promulgated by the U.S. Securities and Exchange Commission (the “SEC”), or there is otherwise an exemption available from applicable registration requirements under United States law with respect to the issuance of such Incentive Security to such individual. Capitalized terms not defined in this Supplement shall have the meaning given to such terms in the Rules, the terms and conditions of which are herein incorporated by reference.

2.

Share. A Share shall mean a fully paid ordinary share in the capital of the Company or an American Depositary Share, representing a fully paid ordinary share in the capital of the Company, listed on the New York Stock Exchange and all references to a Share include a Restricted Share.

3.

Entitlement to Shares. The vesting or settlement of an Incentive Security held by a U.S. Participant will be satisfied by the allocation of a Share unless the Board determines otherwise pursuant to clause 2.4 or clause 3.4 of the Rules, or as contemplated by clause 5.3 of the Rules.

4.	Lapse of Rights. References to “15 years” in clauses 2.5 and 3.5 of the Rules shall be “10 years” for U.S. Participants.

5.	Option and Right Vesting, Exercise and Exercise Price.

(a)	Any extension of a Right or Option pursuant to clauses 2.2 and 3.2 of the Rules shall not extend beyond the term of such Right or Option, to the extent required to comply with Section 409A.

(b)	The exercise price for any Option or any Right shall not be below fair market value of a Share, to the extent required under Section 409A.

(c)

If an exercisable Right is not exercised (or otherwise surrendered by a U.S. Participant) by the end of the exercise period or expiry date specified in the terms of an Offer, the Right will be automatically exercised on that date except as otherwise provided in the Offer.

6.	No Dividends Payable on Options or Rights. No dividends shall be payable in respect of Options or Rights.

7.

Custodian. A U.S. Participant may, at the discretion of the Company be permitted to have physical possession of the Restricted Shares granted prior to the time that such Restricted Shares become vested; alternatively, physical possession may be retained by a nominee or custodian selected by the Company until such time as the Restricted Shares become vested.

8.

The Trust Deed. Notwithstanding any provision in the Rules to the contrary and except as would not violate Section 409A, (i) no Shares, cash or other property shall at any time be funded or set aside (directly or indirectly) in the Trust Deed or any other trust or similar arrangement with respect to any Rights or Shares granted, allocated, issuable or issued to a U.S. Participant, (ii) shares issued in satisfaction of Incentive Securities granted to a U.S. Participant shall be transferred by the Company to such U.S. Participant, and such Shares shall not be subject to the Trust Deed and (iii) references in the Rules to the Trust Deed and Trustee shall be disregarded for purposes of U.S. Participants.

9.	Governing Tax Law. Incentive Securities granted to U.S. Participants generally shall be subject to the requirements of the Code.

10.

Termination of Employment. The employment of a U.S. Participant shall be considered terminated for purposes of the Rules on the date such U.S. Participant incurs a “separation from service” with Woodside within the meaning of Section 409A, to the extent required in order to comply with Section 409A.

11.	Section 409A.

(a)

It is the general intention, but not the obligation of Woodside or any of its officers or directors, that Incentive Securities offered under the Rules to U.S. Participants comply with or be exempt from the limitations and requirements of Section 409A, and such Incentive Securities will be administered and construed accordingly. The Board may adopt such additional rules or provide for terms in an Offer that are inconsistent with or contrary to the requirements of the Rules or this Supplement in providing Incentive Securities awarded to U.S. Participants that comply with or are exempt from the limitations and requirements of Section 409A. Neither this clause 12 nor any other provision of the Rules or this Supplement is or contains a representation to any U.S. Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Incentive Security (or the Shares underlying a Right) granted under the Rules, and should not be interpreted as such. In no event shall Woodside be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a U.S. Participant on account of non-compliance with Section 409A. The applicable provisions of Section 409A shall control over the Rules in conflict therewith; provided, however, in the case of a U.S. Participant who is also subject to Tax under Australian law in respect of Incentive Securities granted under the Rules, if the applicable provisions of Section 409A are contrary to the provisions of the applicable tax laws of Australia, the more restrictive body of law shall control. Notwithstanding any provision of the Rules, this Supplement or any Offer to the contrary, in the event that following the Effective Date the Board determines that the related Offer may be subject to Section 409A, the Board may adopt such amendments to the Rules, this Supplement or the applicable Offer, adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Offer from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Offer, or (ii) comply with the requirements of Section 409A.

(b)

To the extent that an Offer and the related Incentive Securities granted to a U.S. Participant are subject to and not exempt from the limitations and requirements of Section 409A (whether by reason of such U.S. Participant being eligible for vesting in Rights due to attainment of retirement eligibility under the Rules, such Offer or related documentation or some other reason), then the following shall apply to the extent required to comply with Section 409A:

(i)

an event shall constitute a Change of Control Event under clause 9 of the Rules only if such event also constitutes a “change in control event” within the meaning of the regulations under Section 409A; and

2

(ii)

in the event such U.S. Participant is a “specified employee” (as defined under Section 409A) and becomes entitled to a payment on account of a grant of Incentive Securities (whether in Shares or cash) that would be subject to additional taxes and interest under Section 409A if such U.S. Participant’s receipt of such payment is not delayed until the earlier of (A) the date of such U.S. Participant’s death or (B) the date that is six (6) months after such U.S. Participant’s “separation from service,” as defined under Section 409A (such earlier date, the “Section 409A Payment Date”), then such payment shall not be provided to such U.S. Participant until the Section 409A Payment Date.

Any amounts subject to subclause (ii) of the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date.

(c)

In the case of a Participant who is a US taxpayer, the Board will not exercise any power or discretion under the Rules or this Supplement in a manner that would cause a payment or transfer of Shares to occur later than 15 March following the taxable year in which Vesting occurs, unless such payment or transfer otherwise complies with Section 409A, as set forth in the relevant conditions advised to the Participant.

(d)

For purposes of Section 409A, each payment made in connection with any Incentive Securities, the Rules or this Supplement will be treated as a separate payment. In no event may a U.S. Participant, directly or indirectly, designate the calendar year of payment.

12.

Conformity to Applicable Law. The Rules, this Supplement and each Offer to a U.S. Participant are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated thereunder by the SEC, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Rules shall be administered, and the Incentive Securities are granted, with respect to U.S. Participants only in such a manner as to conform to applicable law. To the extent permitted by applicable law, the Rules, this Supplement and each Offer to a U.S. Participant shall be deemed amended to the extent necessary to conform to applicable law. Any U.S. Participant to whom an Offer is made will make such representations and agreements and furnish such information as the Company may, in its discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with all applicable laws, including, without limitation, the provisions of the Securities Act, the Exchange Act and ”), and any and all regulations and rules promulgated thereunder by the SEC, and state securities laws and regulations. The Company may, in its discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on security certificates and issuing stop-transfer notices to agents and registrars.

13.

Status under ERISA. The arrangement governed by the Rules shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

3

Supplement to the

Woodside Equity Award Rules

Mexican Participants

Acuerdo Complementario de las Reglas de los Derechos de Participación de Woodside aplicable para participantes Mexicanos		Supplement to the Woodside Equity Award Rules for Mexican participants

1.	Generalidades. El presente documento deberá ser considerado como el acuerdo complementario (el “Acuerdo”) a las Reglas de Derechos de Participación de Woodside, (las “Reglas”) mismas que podrán ser modificadas de tiempo en tiempo por la Empresa a su entera discreción. El presente Acuerdo será aplicable a los Empleados Elegibles que se encuentren contratados por una subsidiaria mexicana de la Empresa (los “Participantes Mexicanos”) o bien, a participantes en asignación internacional que son asignados a una subsidiaria mexicana de Woodside Energy Group Ltd, quienes tendrán una relación de trabajo única y exclusivamente con entidades extranjeras de Woodside Energy Group Ltd (los “Empleados Asignados”). En caso de cualquier inconsistencia entre las Reglas y este Acuerdo, los términos y condiciones de este Acuerdo prevalecerán y regirán los derechos o valores otorgados a los Participantes Mexicanos. Los términos en mayúsculas que no se definen en este Acuerdo tendrán el significado que se les dé en las Reglas. El texto en idioma inglés es únicamente una referencia y la traducción puede ser inexacta, por lo que, en caso de controversia o mal entendido en la interpretación, validez o aplicación de alguna disposición, prevalecerá la interpretación textual del lenguaje en idioma español.	1.	General. This supplement (the “Supplement”) to the Woodside Equity Award Rules, as such rules may be amended from time to time (the “Rules”), shall apply to Eligible Employees who are employed by a Mexican subsidiary of the Company (the “Mexican Participants”) or participants in international assignment who are seconded to a Mexican subsidiary of Woodside Energy Group Ltd, who will have an employment relationship solely with foreign entities of Woodside Energy Group Ltd (the “Seconded Employees”). In the event of any inconsistency between the Rules and this Supplement, the terms and conditions of this Supplement shall control and govern Incentive Security or Share granted to the Mexican Participants. Capitalized terms not defined in this Supplement shall have the meaning given to such terms in the Rules. The English text is for reference only and may be inaccurate in its translation, therefore in case of dispute or disagreement in the interpretation, validity or application of any provision set forth herein, the Spanish language shall prevail.

2.	Entidad Patrona Mexicana. Cualquier subsidiaria mexicana con el carácter de sociedad patrona de Participantes Mexicanos o la sociedad a la que fueron asignados los Empleados Asignados en México.	2.	Mexican Employer Entity. A Mexican subsidiary of the Company acting as employer entity of Mexican Participants or as the entity to which the Seconded Employees are assigned

January 2024	1

Supplement to the

Woodside Equity Award Rules

Mexican Participants

3.

Relación entre las partes. El Participante Mexicano reconoce y acepta que cualquier beneficio (incluyendo si limitar derechos o valores (Incentive Security or Shares)) reconocido bajo las Reglas es otorgado como consecuencia de la relación laboral que existe exclusivamente entre la Entidad Patrona Mexicana y el Participante Mexicano por lo que, los beneficios que resulten bajo las Reglas no deberán ser interpretados como una consecuencia de la existencia de un vínculo o relación de trabajo alguna con otra entidad distinta a la Entidad Patrona Mexicana, siendo ésta la sociedad con quien el Participante Mexicano celebró su contrato individual de trabajo y a quién presta sus servicios personales y subordinados.

Asimismo, el Participante Mexicano reconoce y acepta que cualquier referencia a la existencia de una relación de trabajo en cualquier documentación relacionada con las Reglas, se deberá considerar exclusivamente como la relación de trabajo existente entre la Entidad Patrona Mexicana y el Participante Mexicano o, para el caso de los Empleados Asignados, la relación laboral existente entre el Empleado Asignado y la entidad extranjera de Woodside Energy Group Ltd.

3.

Relationship between the parties. The Mexican Participant acknowledges and accepts that any benefit (including, but not limited to, Incentive Security or Shares) granted under the Rules is being provided as a consequence of the employment relationship which exists exclusively between the Mexican Employer Entity and the Mexican Participant. Therefore, the granting of any benefit under the Rules shall not be deemed to be a consequence of the existence of an employment relationship with any entity other than the Mexican Employer Entity with which the Mexican Participant entered into his or her employment agreement and to which the Mexican Participant renders his or her personal and subordinate services.

Moreover, the Mexican Participant acknowledges and accepts that any reference to the existence of an employment relationship in any documentation related to the Rules shall be considered exclusively as the existing employment relationship between the Mexican Employer Entity and the Mexican Participant or, for the Seconded Employees, the existing employment relationship between the Seconded Employee and the foreign entity of Woodside Energy Group Ltd.

4.	Naturaleza del Derecho de Participación. Cualquier derecho o valor (Incentive Security or Shares)) otorgado en términos las Reglas no deberá ser considerado como un derecho adquirido de los Empleados Elegibles en términos de la legislación laboral mexicana. Cualquier beneficio bajo las Reglas es incierto, discrecional y depende del cumplimiento de ciertas condiciones, por lo que la existencia de las Reglas no constituye un beneficio permanente o continuo en favor de los Participantes Mexicanos y/o el Empleado Asignado.	4.	Non-Vested nature of Incentive Securities or Shares. An Incentive Security or Shares should not be considered a vested right as provided under the Mexican labor and employment laws. Any benefits under the Rules are uncertain, discretionary and depend on the satisfaction of certain conditions, and, thus, the existence of the Rules does not constitute a permanent or continuous benefit in favor of the Mexican Participant and the Seconded Employee.

January 2024	2

Supplement to the

Woodside Equity Award Rules

Mexican Participants

5.	Pena por demanda de exigibilidad en jurisdicción no aplicable. El Participante Mexicano y el Empleado Asignado reconoce y acepta que, en caso de cualquier controversia en relación con las Reglas, la jurisdicción aplicable para su resolución será la jurisdicción de Western Australia .	5.	Penalty for enforcement of non-applicable jurisdiction. The Mexican Participant and the Seconded Employee acknowledges and agrees that, in the event of any dispute regarding the Rules, the applicable jurisdiction for its resolution will be the jurisdiction of Western Australia .

	En caso de que el Participante Mexicano o el Empleado Asignado presente una reclamación relacionada con los beneficios resultantes las Reglas en una jurisdicción distinta a la jurisdicción de Western Australia , (e.g., jurisdicción Mexicana), el Participante Mexicano o el Empleado Asignado deberá pagar todos los costos judiciales y honorarios legales en los que incurra la Entidad Patrona Mexicana y/o Woodside como resultado de dicha reclamación o demanda. En ese caso, el Participante Mexicano y el Empleado Asignado también estará obligado a compensar a la Entidad Patrona Mexicana y/o a Woodside por cualquier daño o pérdida de ganancias sufrida como resultado de una resolución de dicha demanda en una jurisdicción diferente a la seleccionada bajo las Reglas.		If a Mexican Participant or a Seconded Employee files a claim related to benefits resulting from the Rules in a jurisdiction other than Western Australia (e.g., Mexican jurisdiction), the Mexican Participant or the Seconded Employee shall pay for all judicial costs and legal fees incurred by the Mexican Employer Entity and/or Woodside as a result of such claim. Additionally, in such case, the Mexican Participant or the Seconded Employee will also be obligated to compensate the Mexican Employer Entity and/or Woodside for any damages or lost profits suffered as a result of a resolution of such claim in a jurisdiction that differs from the selected jurisdiction under the Rules.

6.	Impuestos. El Participante Mexicano reconoce que cualquier beneficio otorgado al amparo de las Reglas estará sujeto a las disposiciones fiscales aplicables, incluyendo el Capítulo I del Título IV de la Ley del Impuesto sobre la Renta.	6.	Taxes. The Mexican Participant acknowledges that any benefit granted under the Rules will be subject to the applicable tax provisions, including Chapter I of Title IV of the Mexican Income Tax Law.

	En adición a lo anterior, el Empleado Asignado reconoce que cualquier beneficio otorgado bajo las Reglas puede estar sujeto a las disposiciones fiscales aplicables de la Ley del Impuesto sobre la Renta de México, en caso de que la estadía del Empleado Asignado en territorio mexicano exceda los 183 días, consecutivos o no, dentro de un período de doce meses.		Additionally, the Seconded Employee acknowledges that any benefit granted under the Rules may be subject to the applicable tax provisions of the Mexican Income Tax Law, in case the Seconded Employees stay in Mexican territory exceeds 183 days, consecutive or not, within a twelve-month period.

7.	Protección de datos personales. El Participante Mexicano o el Empleado Asignado reconoce que Woodside será responsable del tratamiento de los datos personales que le proporcione al amparo del Plan, por lo que no resulta aplicable la normativa mexicana en materia de protección de datos.	7.	Protection of personal data. The Mexican Participant or the Seconded Employee acknowledges that Woodside will be responsible for the treatment of the personal data provided under the Rules, therefore, the Mexican regulations on data protection are not applicable.

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